UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2014

DTS8 COFFEE COMPANY, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-54493	80-0385523
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Building B, #439, Jinyuan Ba Lu
Jiangqiao Town, Jiading District

Shanghai, 201812, China
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  011-86-18101819011

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 8 – Other Event

Item 8.01 Other Events

On October 16, 2014, DTS8 Coffee Company, Ltd. (“DTS8”) announced in a press release that the first Café de la Don Manuel-branded coffee café will open for business on October 22, 2014.  The café is located at the corner of 1 Henan Nan Lu and 150 East Jing Ling Road, Shanghai, in Shanghai’s busy Bund tourist and commercial area. The café is owned and operated by the joint venture company Don Manuel (Shanghai) Investment Management Co., Ltd. (“JV Company”), in which DTS8 holds a19% equity interest.

JV Company is established in the Free Trade Zone in Shanghai, China, and owns and operates Café De La Don Manuel branded coffee shop in China. The business license is valid for 30 years and expires on August 25, 2044. The registered capital of the JV Company is 10 million RMB Yuan (approximately US$1,660,000). The paid up capital is 5 million RMB Yuan (approximately US$830,000).  DTS8’s total cash investment is US$162,800 for its 19% equity interest in the JV Company.

The Café De La Don Manuel coffee cafés will exclusively sell Don Manuel brand, 100% Colombian coffee, artisan roasted by DTS8.  DTS8 will generate revenue directly from the sales of roasted coffee to the JV Company, and indirectly through its share of distributable profits from the JV Company.

There are three directors of the JV Company. The Chairman of DTS8, Mr. Alexander Liang, is DTS8’s representative on the board. Mr. Li Houkai, the majority shareholder, is the Chairman and Chief Executive Officer of the JV Company.

The information as set forth in this report on Form 8-K is qualified in its entirety by reference to the press release and business license certificate that are attached as exhibits to this Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1

Press release dated October 16, 2014

                        Business license certificate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2014

DTS8 Coffee Company, Ltd.

(Registrant)

/s/ Sean Tan

Sean Tan

President & Chief Executive Officer